CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Templeton ETF Trust of our report dated November 17, 2022, relating to the financial statements and financial highlights, which appear in BrandywineGLOBAL - Dynamic US Large Cap Value ETF’s (formerly known as BrandywineGLOBAL - Dynamic US Large Cap Value Fund) Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

January 24, 2023